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                                                                     EXHIBIT 99

                           GENERAL SEMICONDUCTOR, INC.

                    EXHIBIT 99 - FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. Our Form 10-K for the year ended December 31, 1999, our 1999 Annual Report to Stockholders, any Form 10-Q or Form 8-K of ours, or any other oral or written statements made by or on behalf of General Semiconductor, may include forward looking statements which reflect our current views with respect to future events and financial performance. These forward looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Our actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, (a) the general political, economic and competitive conditions in the United States, Taiwan (Republic of China), the People's Republic of China, Ireland, Germany, France and other markets where we operate;
(b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which we operate, or security ratings; (c) uncertainties relating to customer plans and commitments; (d) employee workforce factors; (e) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission and the factors set forth below.

OUR SUBSTANTIAL INDEBTEDNESS COULD RESTRICT OUR OPERATIONS AND MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS.

We have had and will continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. In the future, we may incur additional indebtedness.

Our substantial current and future indebtedness could have important consequences. For example, it could:

-        impair our ability to obtain additional financing in the future;

- reduce funds available to us for other purposes, including working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

- restrict our ability to introduce new products or exploit business opportunities;

- increase our vulnerability to economic downturns and competitive pressures in the industry in which we operate;

- increase our vulnerability to interest rate increases to the extent debt under our credit facility is not hedged because the interest rates under our credit facility are variable;

-        limit our ability to dispose of assets;

- make it more difficult for us to satisfy our obligations with respect to the notes; and

-        place us at a competitive disadvantage.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT. OUR ABILITY TO GENERATE CASH DEPENDS UPON MANY FACTORS BEYOND OUR CONTROL.

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We will require a significant amount of cash to service our indebtedness and to fund our operations. Based on our current level of operations, we believe that our cash flow from operations and our available financing will be adequate to meet our anticipated requirements for operating our business and servicing our debt. Our ability to generate cash depends upon, among other things, our future operating performance. To a large extent, this depends upon economic, financial, competitive and other factors beyond our control. If we cannot generate enough cash from operations to make payments on our indebtedness, we will need to refinance our indebtedness, obtain additional financing or sell assets. We cannot assure that we would be able to do so or do so without additional expense.

WE OPERATE IN AN INDUSTRY THAT HAS RECENTLY EXPERIENCED UNUSUALLY LARGE PRICE DECLINES AND FUTURE PRICING DECLINES MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND LIQUIDITY.

The discrete segment of the semiconductor industry has recently experienced unusually large price declines and may experience such declines in the future. During 1998 and the first quarter of 1999, average selling prices of our products weakened at rates beyond those historically experienced due to continued excess capacity in the industry. The excess capacity resulted from a combination of factors, including industry capacity expansion in 1996, economic difficulties in Southeast Asia, the economic slowdown in Japan and difficulties in the computer and computer peripherals industry. During this period, our production facilities were underutilized. The underutilization of our facilities for an extended period in the future could result in production inefficiencies and cause a reduction in our operating margins. We cannot assure that our industry will not experience future price declines which could have a material adverse effect on our business, results of operations and liquidity.

WE FACE SIGNIFICANT COMPETITION IN THE DISCRETE SEGMENT OF THE SEMICONDUCTOR INDUSTRY, WHICH MAY ADVERSELY AFFECT US.

We are subject to competition from a substantial number of foreign and domestic companies, some of which have greater financial, engineering, manufacturing and other resources, or offer a broader product line than we do. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although we believe that we enjoy certain technological and other advantages over our competitors, realizing and maintaining such advantages will require continued investment by us in engineering, research and development, marketing and customer service and support. We cannot assure that we will have sufficient resources to continue to make such investments or that we will be successful in maintaining our advantages.

OUR BUSINESS IS SUBJECT TO THE ECONOMIC AND POLITICAL RISKS OF OPERATING OUR FACILITIES AND SELLING OUR PRODUCTS IN FOREIGN COUNTRIES.

Almost all of our products are manufactured or assembled in Taiwan (Republic of China), the People's Republic of China, Ireland, Germany and France. These foreign operations are subject to the risks inherent in situating operations abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, natural events such as severe weather, floods and earthquakes, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. Our cost-competitive status could be adversely affected if, relative to our competitors, we experience unfavorable movements in foreign currency exchange rates.

In addition, international sales of our products generally represent approximately 70% of our annual sales. Our financial performance in the future may be adversely affected by international economic conditions.

WE MAY NOT BE ABLE TO SUCCESSFULLY MAKE ACQUISITIONS.

As part of our business strategy, we intend to make acquisitions. We may not be able to complete any acquisition in the future or identify those candidates that would result in a successful transaction. In addition, we may not be able to complete future acquisitions at acceptable prices and terms, and increased competition for acquisition candidates could result in fewer acquisition opportunities and higher

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acquisition prices. The magnitude, timing and nature of future acquisitions will depend upon various factors, including:

-        the availability of suitable acquisition candidates;

-        competition with others for suitable acquisitions;

-        the negotiation of acceptable terms;

-        our access to capital;

- the availability of skilled employees to manage and operate the acquired companies; and

-        general economic and business conditions.

We expect to finance acquisitions with cash on hand, through issuance of debt or equity securities and through borrowings under credit arrangements, including pursuant to our credit facility, subject to the restrictions set forth in the credit facility. The ability to obtain debt or equity financing is subject to market conditions and to limitations imposed on us by our credit facility. Therefore, we may not be able to obtain additional financing in order to finance future acquisitions. Our operating and financial flexibility could be substantially limited if we use cash to complete acquisitions.

POTENTIAL ENVIRONMENTAL LIABILITIES, INCLUDING THOSE RELATING TO FORMER OPERATIONS, MAY ADVERSELY IMPACT OUR FINANCIAL POSITION.

We are subject to various federal, state, local and foreign laws and regulations governing environmental matters, including the use, discharge and disposal of hazardous materials. We are presently engaged in the remediation of sites associated with eight discontinued operations in six states, and we are a "potentially responsible party" at five hazardous waste sites in four states. We have recorded a reserve for environmental matters of $30.2 million at December 31, 1999. While the ultimate outcome of these matters cannot be determined, we do not believe that the final disposition of these matters will have a material adverse effect on our financial position, results of operations or cash flows beyond the amounts previously provided for in our financial statements.

Our present and past facilities have been in operation for many years, and, over that time, these facilities have used substances which are or might be considered hazardous, and we have generated and disposed of wastes which are or might be considered hazardous. In addition, new environmental legislation or regulations may be enacted in the future. Therefore, it is possible that additional environmental issues may arise in the future which we cannot now predict.

YEAR 2000

The Company did not experience a material adverse effect on its products, services, competitive position, financial condition or results of operations as a result of the Year 2000 phenomenon. However, the Company can give no assurance that the systems of other companies or government agencies on which the Company relies have been converted on time or that a failure to convert by another company or a conversion that is incompatible with the Company's systems will not have a material adverse effect on the Company.

The disclosures contained herein constitute Year 2000 Readiness Statements pursuant to the Year 2000 Information and Readiness Disclosure Act, Public Law 105-271.

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